The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-163110

SUBJECT TO COMPLETION DATED JANUARY 5, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 4, 2010)

$50,000,000
Beazer Homes USA, Inc.
     % Mandatory Convertible
Subordinated Notes due 2013

We are offering $50.0 million aggregate principal amount of our     % Mandatory Convertible Subordinated Notes due 2013 (the “notes”). Interest on the notes will accrue at a rate of     % per year, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2010. The notes will mature on January 15, 2013, unless previously converted.

On the stated maturity date, each note, unless previously converted, will automatically convert to shares of our common stock at a conversion rate of not less than           shares of our common stock per $25 principal amount of notes (equivalent to an initial conversion price of $      per share of our common stock) and not more than           shares of our common stock per $25 principal amount of notes (equivalent to an initial conversion price of $      per share of our common stock), depending on the applicable market value of our common stock as described in this prospectus supplement, subject in each case to adjustment. In addition to the common stock issuable upon conversion of each note at its maturity, holders will have the right to receive an amount in cash equal to all accrued and unpaid interest on such notes up to but excluding the stated maturity date. We will deliver cash in lieu of any fractional shares of common stock issuable upon conversion.

Holders of the notes will have only the limited rights described in this prospectus supplement and the accompanying prospectus. In particular, holders will not have the right to the repayment of the principal amount of the notes under any circumstances and instead, on the stated maturity date, each note, unless previously converted, will automatically convert to shares of our common stock at the conversion rate described in this prospectus supplement.

At any time prior to the close of business on January 15, 2013, holders may convert the notes, in whole or in part, into shares of our common stock initially at a conversion rate of           shares of our common stock per $25 principal amount of note (equivalent to an initial conversion price of $      per share of our common stock), subject to adjustment. Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon such conversion, except in limited circumstances. Instead, interest will be deemed paid in full by the delivery of shares of common stock to holders upon conversion. We will deliver cash in lieu of any fractional shares of common stock issuable upon conversion.

We can not redeem or require the conversion of the notes prior to the stated maturity date, except in connection with a covenant event, as described in this prospectus supplement. If we undergo a fundamental change, holders may convert the notes into shares of our common stock at the fundamental change conversion rate plus the fundamental change interest make-whole amount as described herein.

We have granted the underwriters named in this prospectus supplement an option, for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional $7.5 million aggregate principal amount of notes at the public offering price less the underwriting discounts to cover over-allotments.

The notes will rank junior in right to payment to all of our existing and future senior indebtedness and to all indebtedness of our subsidiaries. As of September 30, 2009, we had approximately $1.4 billion of senior indebtedness outstanding and our subsidiaries had approximately $12.5 million of indebtedness outstanding.

Our common stock is listed on the New York Stock Exchange under the symbol “BZH.” The last reported sale price of the common stock on January 4, 2010, was $5.26 per share.

Prior to this offering, there has been no public market for the notes. We have applied to have the notes listed on the New York Stock Exchange.

Concurrently with this offering of notes, pursuant to a separate prospectus supplement, we are offering 18 million shares of our common stock. The completion of this offering is not contingent on the completion of the offering of the common stock, and the completion of the offering of the common stock is not contingent on the completion of this offering.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Beazer Homes USA, Inc. (before expenses)	$	$

The underwriters expect to deliver the notes to purchasers on or about January   , 2010 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Credit Suisse

Joint Lead Managers

Deutsche Bank Securities	UBS Investment Bank

Co-Manager
Moelis & Company

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer, sale, or solicitation is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only on the date set forth on the front of this prospectus supplement or the date of incorporation by reference, as applicable, even though this prospectus supplement and the accompanying prospectus may be delivered or securities may be sold on a later date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of convertible notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the notes offered by the prospectus supplement and accompanying prospectus. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

In this prospectus supplement, “we,” “us,” “our,” the “Company,” or “Beazer” refers to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

SUMMARY

This summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement. It may not contain all the information that may be important to you in deciding whether to invest in our notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information to which we refer and the information incorporated by reference herein, including the financial data and related notes and the “Risk Factors” sections, before making an investment decision.

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of, and shall not be deemed incorporated by reference in, this prospectus supplement.

Recent Developments

Concurrent Offering of Common Stock

Concurrently with this offering of notes, pursuant to a separate prospectus supplement, we are offering 18,000,000 shares of our common stock (20,700,000 shares of our common stock if the underwriters exercise their over-allotment with respect to the that offering in full) in an underwritten public offering (the “Common Stock Offering”). Assuming no exercise of the underwriters’ over-allotment option with respect to the Common Stock Offering, we estimate that the net proceeds of the Common Stock Offering, after deducting the underwriting discount and estimated expenses, will be approximately $      million. However, there can be no assurance that the Common Stock Offering will be completed or what the terms will be. Completion of this offering is not contingent on the completion of the Common Stock Offering, and the Common Stock Offering is not contingent on the completion of this offering.

First Quarter Fiscal 2010 Orders and Closings

For our first fiscal quarter ended December 31, 2009, we expect to report a significant increase in net new home orders from continuing operations and a small increase in closings compared to our fiscal 2009 first quarter. The expected changes in both net new home orders and closings for the first quarter of 2010 compared to the same period in 2009 for each of our operating regions is set forth below.

	Net New Orders for the First			Closings for the First
	Fiscal Quarter			Fiscal Quarter
Operating Region	2010	2009	Change	2010	2009	Change

West	357	253	41%	406	439	(8)%
East	274	201	36%	388	271	43%
Southeast	97	79	23%	167	180	(7)%

Total	728	533	37%	961	890	8%

Redemption of our 8 5/8% Senior Notes due 2011

Prior to the closing of this offering, we intend to issue an irrevocable notice to redeem in full all of our outstanding 8 5/8% Senior Notes due 2011 (the “2011 Notes”) and will deposit the full redemption price for the 2011 Notes with the trustee and terminate the indenture governing the 2011 Notes (the “2011 Notes Redemption”). The aggregate redemption price for the 2011 Notes will be equal to 100% of the outstanding principal amount of the 2011 Notes plus accrued interest to the redemption date. As of January 4, 2010, $127.3 million in aggregate principal amount of 2011 Notes were outstanding.

Tax Refund Filing

We recently filed an application for a federal income tax refund of approximately $101 million as a result of tax legislation enacted during the quarter ending December 31, 2009. This legislation permits a five year carryback of net operating losses incurred in certain defined periods. As a result, we expect to record a benefit of approximately $101 million to shareholders’ equity (approximately $2.50 per common share) in the first quarter ended December 31, 2009 and to receive the refund proceeds in cash during the quarter ending March 31, 2010.

In connection with our decision to file an application for federal income tax refund, we have elected to defer the federal income taxes payable on any cancellation of indebtedness income generated in connection with our previously reported buy back of certain senior notes. This deferral is permitted under The American Recovery and Reinvestment Act of 2009 and represents approximately $51 million of incremental tax benefit to us arising from the deferral of federal income tax on approximately $148 million of potential cancellation of indebtedness income. In accordance with The American Recovery and Reinvestment Act of 2009, federal income taxes deferred on the cancellation of indebtedness income will be payable starting in five equal annual installments beginning in fiscal 2014 and will not result in a reduction to shareholders’ equity at that time.

We had previously disclosed that our estimated benefit of applying the five year carryback legislation discussed above was approximately $50 million. Our subsequent decision to elect to defer federal income taxes on the cancellation of indebtedness income increased the benefit to approximately $101 million. This decision was reached upon consultation with our external tax advisors.

Termination of Section 382 Rights Agreement

Based on recent impairments and our current financial performance, we generated net operating losses for fiscal 2008 and fiscal 2009 and expect to generate additional net operating losses in future years. Furthermore, we believe we have significant “built-in losses” in our assets (i.e., an excess tax basis over current fair market value) that may result in future operating losses as such assets are sold. Net operating losses generally may be carried forward for a 20-year period to offset future earnings and reduce our federal income tax liability. Built-in losses in our assets, if and when recognized, generally will result in tax losses that may then be deducted against our taxable income or carried forward to reduce our federal income tax liability in future years.

Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its pre-ownership change net operating loss carryforwards and certain built-in losses or deductions that are recognized during the five-year period after the ownership change. These rules generally operate by focusing on changes in the ownership among stockholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a stockholder becoming a 5% stockholder) and any change in ownership arising from a new issuance of stock or share repurchases by the company.

We previously adopted a stockholder rights plan, which was intended to reduce the likelihood of an unintended “ownership change” within the meaning of Section 382 and thereby protect stockholder value by preserving our ability to use our net operating loss carryforwards. However, as a result of the recently enacted tax legislation and the corresponding federal income tax refund filing discussed above under “— Tax Refund Filing,” we believe that the preservation of our existing net loss carryforwards may no longer be necessary as the federal income tax refund filing significantly reduced our net operating loss carryforwards. Furthermore, post-ownership change net operating losses, with the exception of certain “recognized built-in-losses” as defined in Section 382, that we recognize may not be subject to the annual limitation imposed by Section 382 to the extent we do not experience a subsequent ownership change as defined in Section 382. Therefore, we anticipate that we will terminate the stockholder rights plan prior to or soon after the close of this offering. No assurances can be provided, however, that if the rights plan is terminated that we will or will not experience a subsequent ownership change as defined in Section 382 as a result of this offering or otherwise.

The Offering

The Notes	$50,000,000 in principal amount of % Mandatory Convertible Subordinated Notes due 2013 (the “notes”). We have also granted the underwriters an option, for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional $7,500,000 aggregate principal amount of notes, solely to cover over-allotments.

Offering Price	$ per $25 principal amount of the notes. Holder of notes will have only the limited rights described in this prospectus supplement and the accompanying prospectus. In particular, holders will not have the right to the repayment of the principal amount of the notes under any circumstances and instead, on the stated maturity date, each note, unless previously converted, will automatically convert to shares of our common stock at the conversion rate described herein.

Interest	% per year. Interest will accrue from January , 2010 and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2010.

Redemption	We will not be permitted to redeem or cause the conversion of the notes before maturity, except as described under “Description of the Notes — Covenant Event Conversion at the Option of the Company.”

Stated Maturity Date	January 15, 2013

Mandatory Conversion	On the stated maturity date, the notes, unless previously converted, will automatically convert into shares of our common stock, based on the conversion rates described under “Description of the Notes — Mandatory Conversion.”

Conversion Rate	The conversion rate for the notes will not be more than shares of our common stock per $25 principal amount of notes and not less than shares of our common stock per $25 principal amount of notes, subject to certain anti-dilution adjustments, depending on the applicable market value of our common stock as described herein.

The following table illustrates the conversion rate per $25 principal amount of notes, subject to certain anti-dilution adjustments described in this prospectus supplement.

20-Day Market Value	Conversion Rate

Less than or equal to $

Between $ and $	$25 divided by the 20-day market value

Equal to or greater than $

Conversion at the Option of the Holder	Holders of the notes have the right to convert their notes, in whole or in part, at any time prior to maturity, into shares of our common stock at the minimum conversion rate of shares per $25 principal amount of notes, subject to adjustment as described under “Description of the Notes — Anti-dilution Adjustments.”

Conversion Upon Fundamental Change	If a fundamental change (as defined under “Description of the Notes — Conversion Upon Fundamental Change”) occurs prior to January 15, 2013, we will provide for the conversion of the notes by permitting holders to submit their notes for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “fundamental change effective date”) and ending on the earlier of (a) the stated maturity date and (b) the date that is 20 days after the fundamental change effective date at the conversion rate (the “fundamental change conversion rate”) specified in the table set forth under “Description of the Notes — Conversion Upon Fundamental Change.” In addition, for any notes that are converted during the applicable fundamental change conversion period, we will either increase the conversion rate or deliver cash in an amount equal to the fundamental change interest make-whole amount as described under “Description of the Notes — Fundamental Change Interest Make-Whole Payment.”

Covenant Event Conversion at the Option of the Company	Following the occurrence of a covenant event (as described below) and during the continuation thereof, we have the right to require holders to convert all, but not less than all, of the notes then outstanding for shares of our common stock at the maximum conversion rate of shares per $25 principal amount of notes. In addition, for any notes that are so converted, we will either increase the conversion rate or deliver cash in an amount equal to the covenant event interest make-whole amount as described under “Description of the Notes — Covenant Event Conversion at the Option of the Company.” We will provide notice of a covenant event and our election to specify a related mandatory conversion date as soon as practicable following the end of the fiscal quarter on which the covenant event has occurred (but in no event later than 10 days after the date we make such quarterly financial statements publicly available), specifying the applicable mandatory conversion date, which notice shall be issued not less than 15 nor more than 45 days prior to the mandatory conversion date.

A “covenant event” will have been deemed to occur and continue during any quarter if our consolidated tangible net worth (as defined under “Description of the Notes — Covenant Event Conversion at the Option of the Company”) shall be less than $85,000,000 as of the last day of the immediately preceding fiscal quarter.

Anti-dilution Adjustments	The conversion rate may be adjusted in the event of, among other things, stock dividends or distributions of our shares, or subdivisions, splits and combinations of our shares. See “Description of the Notes — Anti-dilution Adjustments.”

Ranking	The notes are general subordinated obligations of Beazer Homes USA, Inc. and will not be secured by any collateral or guaranteed by any of our subsidiaries. Your right to payment under the notes will be junior to the rights of the holders of our existing and future senior indebtedness.

Senior indebtedness includes all of our indebtedness other than:

• any indebtedness which is by its terms subordinated to, or pari passu with, the notes;

• shares of our capital stock and all warrants, options or other rights to acquire shares of our capital stock (but excluding any debt security that is convertible into, or exchangeable for, shares of our capital stock);

• any indebtedness owed by us to any of our subsidiaries or affiliates; or

• any trade payables.

Your right to payment under the notes also is structurally subordinated to holders of indebtedness of our subsidiaries.

Events of Default	Holders of the notes will have certain limited rights if an event of default occurs. The events of default are described under “Description of the Notes — Events of Default.” Upon a default and the acceleration of the notes, the notes will automatically convert into shares of our common stock as described under “Description of the Notes — Mandatory Conversion.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Common Stock Offering, if completed, (i) to replenish funds used in connection with the 2011 Notes Redemption and (ii) for other general corporate purposes, including, without limitation, funding (or replenishing cash that has been used to fund) repurchases of our outstanding senior notes that we may make from time to time. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

Because UBS Securities LLC who is participating in this offering will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, this offering is being conducted in compliance with Rule 2720 of Financial Industry Regulatory Authority (“FINRA”). Neither Citigroup Global Market Inc. nor Credit Suisse Securities (USA) LLC, who will act as joint book-running managers, nor any of their respective affiliates have a conflict of interest as defined in Rule 2720. Therefore, a qualified independent underwriter will not be necessary for this offering. UBS Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Listing	We have applied to have the notes listed on the New York Stock Exchange; however, no assurance can be provided that the notes will be approved for listing. Our shares of common stock are listed on the New York Stock Exchange under the symbol “BZH.”

Concurrent Offering	Concurrently with this offering, we are offering 18,000,000 shares of our common stock (or 20,700,000 if the underwriters exercise in full their over-allotment option to purchase additional shares) pursuant to a separate prospectus supplement (the “Common Stock Offering”). Completion of this offering is not contingent on completion of the Common Stock Offering and the Common Stock Offering is not contingent on the completion of this offering.

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the years ended September 30, 2007, 2008 and 2009 are derived from our audited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended September 30, 2009 as well as the section of our Annual Report on Form 10-K for the year ended September 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

	Fiscal Year Ended
	September 30,
	2007		2008		2009
			($ in millions)

Statement of Operations Data(1):
Total revenue	$3,037		$1,814		$1,005
Gross (loss) profit	(109)		(234)		21
Operating loss	(548)		(616)		(242)
Net loss from continuing operations	(372)		(801)		(178)
Operating Statistics:
Number of new orders, net of cancellations	8,377		5,403		4,205
Units in backlog at end of period(2)	2,612		1,318		1,193
Number of closings(3)	10,160		6,697		4,330
Average sales price per home closed (in thousands)	$286.7		$252.7		$230.9
Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$460		$585		$557
Inventory	2,775		1,652		1,318
Total assets	3,930		2,642		2,029
Total debt	1,857		1,747		1,509
Stockholders’ equity	1,324		375		197
Supplemental Financial Data:
Cash provided by/(used in):
Operating activities	$509		$316		$94
Investing activities	(52)		(18)		(80)
Financing activities	(171)		(167)		(91)
EBIT(4)	(493)		(686)		(57)
Adjusted EBITDA(4)	236		(28)		108
Interest incurred(5)	148		140		133
EBIT/interest incurred(4)(5)	(3.32	)x	(4.91	)x	(0.43	)x
Adjusted EBITDA/interest incurred(4)(5)	1.59	x	(0.20	)x	0.81	x
Deficiency of earnings to fixed charges(6)	428		542		41

(1)	Effective February 1, 2008, we exited the mortgage origination business. In fiscal 2008, we completed a comprehensive review of each of our markets in order to refine our overall investment strategy and to optimize our capital and resource allocations. As a result of this review, we decided to discontinue homebuilding operations in certain of our markets. As of September 30, 2009, all homebuilding operations in these exit markets have ceased. Results from our mortgage origination business and our exit markets are reported as discontinued operations in the audited consolidated statement of operations for the three years ended September 30, 2007, 2008 and 2009.

Gross (loss) profit includes inventory impairments and lot options abandonments of $572.0 million, $406.2 million and $97.0 million for the fiscal years ended September 30, 2007, 2008 and 2009. Operating loss also includes goodwill impairments of $51.6 million, $48.1 million and $16.1 million for the fiscal years ended September 30, 2007, 2008 and 2009. Loss from continuing operations for fiscal 2007 and 2009 also include a (loss) gain on extinguishment of debt of ($413,000) and $144.5 million, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years.

(2)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.

(3)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.

(4)	We have provided EBIT and Adjusted EBITDA information in this prospectus supplement because we believe they provide investors with additional information to measure our operational performance and evaluate our ability to service our indebtedness. EBIT (earnings before interest and taxes) equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses and interest expense and (b) income taxes. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairments) is calculated by adding non-cash charges, including depreciation, amortization, and inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to EBIT. EBIT and Adjusted EBITDA are not GAAP financial measures. EBIT and Adjusted EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor as an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and Adjusted EBITDA in the same manner as us, the EBIT and Adjusted EBITDA information presented herein may not be comparable to similar presentations by others.

The magnitude and volatility of non-cash inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the Company, and for other home builders, have been significant in recent periods and as such have made financial analysis of our industry more difficult. Adjusted EBITDA, and other similar presentations by analysts and other companies, is frequently used to assist investors in understanding and comparing the operating characteristics of home building activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. Management believes this non-GAAP measure enables holders of our securities to better understand the cash implications of our operating performance and our ability to service our debt obligations as they currently exist and as additional indebtedness may be incurred in the future. The measure is also useful internally, helping management compare operating results and as a measure of the level of cash which may be available for discretionary spending.

A reconciliation of Adjusted EBITDA and EBIT to net loss, the most directly comparable GAAP measure, is provided below for each period presented:

	Fiscal Year Ended
	September 30,
	2007	2008	2009
	($ in millions)

Net loss	$(411)	$(952)	$(189)
(Benefit) provision for income taxes	(222)	85	(9)
Interest expense	140	181	141

EBIT	(493)	(686)	(57)
Depreciation and amortization	45	40	31
Inventory impairments and abandonments	600	497	104
Goodwill impairments	53	52	16
Joint venture impairment charges	31	69	14

Adjusted EBITDA	$236	$(28)	$108

(5)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.

(6)	“Earnings” consist of (i) income (loss) before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (i) interest incurred, (ii) amortization of deferred loan costs and debt discount and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest.

Ratio of Earnings to Fixed Charges

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Fiscal Year Ended
	September 30,
	2007	2008	2009

Ratio of Earnings to Fixed Charges(1)(2)	—	—	—

(1)	The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of (loss) income from continuing operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discount, and that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2007, 2008 and 2009 were insufficient to cover fixed charges by $428 million, $542 million and $41 million, respectively.

(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

RISK FACTORS

An investment in the notes and our common stock issuable upon conversion of the notes involves material risks. You should carefully consider the risks set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before making an investment decision. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations, cash flows and the value of the notes and our common stock. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Company

The homebuilding industry is experiencing a severe downturn that may continue for an indefinite period and continue to adversely affect our business, results of operations and stockholders’ equity.

Most housing markets across the United States continue to be characterized by an oversupply of both new and resale home inventory, including foreclosed homes, reduced levels of consumer demand for new homes, increased cancellation rates, aggressive price competition among homebuilders and increased incentives for home sales. As a result of these factors, we, like many other homebuilders, have experienced a material reduction in revenues and margins. These challenging market conditions are expected to continue for the foreseeable future and, in the near term, these conditions may further deteriorate. We expect that continued weakness in the homebuilding market would adversely affect our business, results of operations and stockholders’ equity as compared to prior periods and could result in additional inventory impairments in the future.

During the past few years, we have experienced elevated levels of cancellations by potential homebuyers although the level of cancellations has improved significantly during the last few quarters. Our backlog reflects the number and value of homes for which we have entered into a sales contract with a customer but have not yet delivered the home. Although these sales contracts typically require a cash deposit and do not make the sale contingent on the sale of the customer’s existing home, in some cases a customer may cancel the contract and receive a complete or partial refund of the deposit as a result of local laws or as a matter of our business practices. If the current industry downturn continues, economic conditions continue to deteriorate or if mortgage financing becomes less accessible, more homebuyers may have an incentive to cancel their contracts with us, even where they might be entitled to no refund or only a partial refund, rather than complete the purchase. Significant cancellations have had, and could have, a material adverse effect on our business as a result of lost sales revenue and the accumulation of unsold housing inventory. In particular, our cancellation rates for the fiscal quarter and fiscal year ended September 30, 2009 were 34.7% and 31.4%, respectively. It is important to note that both backlog and cancellation metrics are operational, rather than accounting data, and should be used only as a general gauge to evaluate performance. There is an inherent imprecision in these metrics based on an evaluation of qualitative factors during the transaction cycle.

Based on our impairment tests and consideration of the current and expected future market conditions, we recorded inventory impairment charges of $102.1 million, lot option abandonment charges of $5.0 million and non-cash goodwill impairment charges totaling $16.1 million during fiscal 2009. During fiscal 2009, we also wrote down our investment in certain of our joint ventures reflecting $14.8 million of impairments of inventory held within those ventures. While we believe that no additional joint venture investment or inventory impairments existed as of September 30, 2009, future economic or financial developments, including general interest rate increases, poor performance in either the national economy or individual local economies, or our ability to meet our projections could lead to future impairments.

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence, declines in employment levels and increases in the quantity and decreases in the price of new homes and resale homes in the market.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. Additional reductions in our revenues could, in turn, further negatively affect the market price of our securities.

We are the subject of pending civil litigation which could require us to pay substantial damages or could otherwise have a material adverse effect on us. The failure to fulfill our obligations under the Deferred Prosecution Agreement (the “DPA”) with the United States Attorney (or related agreements) and the consent order with the SEC could have a material adverse effect on our operations.

On July 1, 2009, we entered into the DPA with the United States Attorney for the Western District of North Carolina and a separate but related agreement with the United States Department of Housing and Urban Development (“HUD”) and the Civil Division of the United States Department of Justice (the “HUD Agreement”). Under the DPA, we are obligated to make payments to a restitution fund in an amount not to exceed $50 million. As of September 30, 2009, we have been credited with making $10 million of such payments. However, the future payments to the restitution fund will be equal to 4% of “adjusted EBITDA” as defined in the DPA for the first to occur of (x) a period of 60 months and (y) the total of all payments to the restitution fund equaling $50 million. In the event such payments do not equal at least $50 million at the end of 60 months then, under the HUD Agreement, the obligations to make restitution payments will continue until the first to occur of (a) 24 months and (b) the date that $48 million has been paid into the restitution fund. Our obligation to make such payments could limit our ability to invest in our business or make payments of principal or interest on our outstanding debt. In addition, in the event we fail to comply with our obligations under the DPA or the HUD Agreement, various federal authorities could bring criminal or civil charges against us which could be material to our consolidated financial position, results of operations and liquidity.

We and certain of our current and former employees, officers and directors have been named as defendants in securities lawsuits, class action lawsuits, lawsuits regarding Employee Retirement Income Security Act (ERISA) claims, and derivative stockholder actions. In addition, certain of our subsidiaries have been named in class action and multi-party lawsuits regarding claims made by homebuyers. While a number of these suits have been dismissed and/or settled, we cannot be assured that new claims by different plaintiffs will not be brought in the future. We cannot predict or determine the timing or final outcome of the current lawsuits or the effect that any adverse determinations in the lawsuits may have on us. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be covered by insurance. Further, the legal costs associated with the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. In addition to expenses incurred to defend the Company in these matters, under Delaware law and our bylaws, we may have an obligation to indemnify our current and former officers and directors in relation to these matters. We have obligations to advance legal fees and expenses to certain directors and officers, and we have advanced, and may continue to advance, legal fees and expenses to certain other current and former employees.

In connection with the settlement agreement with the SEC entered into on September 24, 2008, we consented, without admitting or denying any wrongdoing, to a cease and desist order requiring future compliance with certain provisions of the federal securities laws and regulations. If we are found to be in violation of the order in the future, we may be subject to penalties and other adverse consequences as a result of the prior actions which could be material to our consolidated financial position, results of operations and liquidity.

Our insurance carriers may seek to rescind or deny coverage with respect to certain of the pending lawsuits, or we may not have sufficient coverage under such policies. If the insurance companies are successful in rescinding or denying coverage or if we do not have sufficient coverage under our policies, our business, financial condition and results of operations could be materially adversely affected.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense.

Recent and potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

During the three months ended June 30, 2009, S&P lowered the Company’s corporate credit rating from CCC+ to CCC and maintained its negative outlook. S&P also cut ratings on the Company’s senior unsecured notes from CCC to CCC-. On August 18, 2009, S&P lowered the Company’s corporate credit rating to SD (selective default) and lowered the rating of the Company’s senior unsecured notes from CCC- to D following the Company’s repurchase of $115.5 million of its senior unsecured notes on the open market at a discount to face value, which S&P determined to constitute a de facto restructuring under its criteria. On August 19, 2009, in accordance with its criteria for exchange offers and similar restructurings, S&P raised the Company’s corporate credit rating back to CCC, and maintained the rating of the Company’s senior unsecured notes of D, given S&P’s expectation for additional discounted repurchases.

On March 6, 2009 Moody’s lowered its rating from B2 to Caa2 and reaffirmed its negative outlook. On August 21, 2009, Moody’s assigned a Caa2/LD probability of default rating to the Company following the Company’s repurchase of $115.5 million of senior unsecured notes in the open market at a discount to face value, which under Moody’s definition, constituted a distressed exchange and a limited default. The ratings on the senior notes impacted by the open market transactions were lowered to Ca from Caa2 to reflect the discount incurred by participating bondholders. On August 27, 2009, Moody’s removed the LD designation on the probability of default rating and changed the ratings on the Company’s senior notes back to Caa2, which is consistent with Moody’s loss given default framework.

On March 12, 2009, Fitch lowered the Company’s issuer-default rating from B- to CCC and its senior notes rating from CCC+/RR5 to CC/RR5. The rating agencies announced that these downgrades reflect continued deterioration in our homebuilding operations, credit metrics, other earnings-based metrics and the significant decrease in our tangible net worth over the past year. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a further weakening of our financial condition, including any further increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

Our senior notes, revolving credit and letter of credit facilities, and certain other debt impose significant restrictions and obligations on us. Restrictions on our ability to borrow could adversely affect our liquidity. In addition, our substantial indebtedness could adversely affect our financial condition, limit our growth and make it more difficult for us to satisfy our debt obligations.

Certain of our secured and unsecured indebtedness and revolving credit and letter of credit facilities impose certain restrictions and obligations on us. Under certain of these instruments, we must comply with defined covenants which limit the Company to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company. Failure to comply with certain of these covenants could result in an event of default under the applicable instrument. Any such event of default could negatively impact other covenants or lead to cross defaults under certain of our other debt. There can be no assurance that we will be able to obtain any waivers or amendments that may become necessary in the event of a future default situation without significant additional cost or at all.

As of September 30, 2009, after giving effect to this offering and the 2011 Notes Redemption, we would have had total outstanding indebtedness of approximately $1.43 billion, net of unamortized discount of approximately $27.1 million. Our substantial indebtedness could have important consequences to us and the holders of our securities, including, among other things:

•	causing us to be unable to satisfy our obligations under our debt agreements;

•	prohibiting us from being able to pay dividends;

•	making us more vulnerable to adverse general economic and industry conditions;

•	making it difficult to fund future working capital, land purchases, acquisitions, share repurchases, general corporate purposes or other purposes; and

•	causing us to be limited in our flexibility in planning for, or reacting to, changes in our business.

In addition, subject to restrictions in our debt instruments, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

The differing financial exposure of our debt holders could impact our ability to complete any restructuring of our indebtedness or impact the terms of such restructuring.

We believe that a portion of the holders of our existing notes may have hedged the risk of default with respect to the existing notes. These holders may have an economic interest that is different from other holders of our existing notes. Such holders may be less willing to participate in any voluntary restructuring of our indebtedness if, under certain circumstances, they are entitled to receive higher consideration from a private counterparty. This could make any restructuring of our debt more expensive or prevent us from being able to complete certain types of recapitalization transactions.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Substantially all purchasers of our homes finance their acquisition with mortgage financing. Recently, the credit markets and the mortgage industry have been experiencing a period of unparalleled turmoil and disruption characterized by bankruptcies, financial institution failure, consolidation and an unprecedented level of intervention by the United States federal government. The U.S. residential mortgage market has been further impacted by the deterioration in the credit quality of loans originated to non-prime and subprime borrowers and an increase in mortgage foreclosure rates. These difficulties are not expected to improve until residential real estate inventories return to a more normal level and the mortgage credit market stabilizes. While the ultimate outcome of these events cannot be predicted, they have had and may continue to have an impact on the availability and cost of mortgage financing to our customers. The volatility in interest rates, the decrease in the willingness and ability of lenders to make home mortgage loans, the tightening of lending standards and the limitation of financing product options, have made it more difficult for homebuyers to obtain acceptable financing. Any substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. This disruption in the credit markets and the curtailed availability of mortgage financing has adversely affected, and is expected to continue to adversely affect, our business, financial condition, results of operations and cash flows as compared to prior periods.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

Our financial condition, results of operations and stockholders’ equity may be adversely affected by any decrease in the value of our inventory, as well as by the associated carrying costs.

We regularly acquire land for replacement and expansion of land inventory within our existing and new markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and preacquisition costs and terminate the agreements. In fiscal 2009, we recorded $5.0 million of lot option abandonment charges. During fiscal 2009, as a result of the further deterioration of the housing market, we determined that the carrying amount of certain of our inventory assets exceeded their estimated fair value. As a result of our analysis, during fiscal 2009, we incurred $102.1 million of non-cash pre-tax charges related to inventory impairments. If these adverse market conditions continue or worsen, we may have to incur additional inventory impairment charges which would adversely affect our financial condition, results of operations and stockholders’ equity and our ability to comply with certain covenants in our debt instruments linked to tangible net worth.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We participate in land development joint ventures (JVs) in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. As a result of the continued deterioration of the housing market, in fiscal 2009 and 2008 we wrote down our investment in certain of our JVs reflecting $14.8 million and $68.8 million of impairments of inventory held within those JVs, respectively. If these adverse market conditions continue or worsen, we may have to take further write downs of our investments in our JVs.

Our joint venture investments are generally very illiquid both because we lack a controlling interest in the JVs and because most of our JVs are structured to require super-majority or unanimous approval of the members to sell a substantial portion of the JV’s assets or for a member to receive a return of its invested capital. Our lack of a controlling interest also results in the risk that the JV will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property.

Our JVs typically obtain secured acquisition, development and construction financing. At September 30, 2009, our unconsolidated JVs had borrowings totaling $422.7 million, of which $327.9 million related to one joint venture in which we are a 2.58% partner. Generally, we and our joint venture partners have provided varying levels of guarantees of debt or other obligations of our unconsolidated JVs. At September 30, 2009, these guarantees included, for certain joint ventures, construction completion guarantees, loan-to-value maintenance agreements, repayment guarantees and environmental indemnities. At September 30, 2009, we had repayment guarantees of $15.8 million and loan-to-value maintenance guarantees of $3.9 million of debt of three unconsolidated joint ventures. During fiscal 2008 and 2009, as the housing market continued to deteriorate, many of these joint ventures were in default or are at risk of defaulting under their debt agreements and it became more likely that our guarantees may be called upon. As of September 30, 2009, three of our unconsolidated joint ventures are in default (or have received default notices) under their debt agreements. If one or more of the guarantees under these debt agreements were drawn upon or otherwise invoked, our obligations could be significant, individually or in the aggregate, which could have a material adverse effect on our financial position or results of operations. We cannot predict whether such events will occur or whether such obligations will be invoked.

We may not be able to utilize all of our deferred tax assets.

As of September 30, 2009, we are in a cumulative loss position based on the guidance in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (ASC 740). Due to this cumulative loss position and the lack of sufficient objective evidence regarding the realization of our deferred tax assets in the foreseeable future, we have recorded a valuation allowance for substantially all of our deferred tax assets. Although we do expect the industry to recover from the current downturn to normal profit levels in the future, it may be necessary for us to record additional valuation allowances in the future related to operating losses. Additional valuation allowances could materially increase our income tax expense, and therefore adversely affect our results of operations and tangible net worth in the period in which such valuation allowance is recorded.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. If internally generated funds are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of our existing debt. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments.

Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in new home communities or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency (EPA) and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our communities in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to Chinese drywall and moisture intrusion. As of September 30, 2009, we had accrued $2.7 million in our warranty reserves for the repair of less than 40 homes in southwest Florida where certain of our subcontractors installed defective Chinese drywall in homes that were delivered during our 2006 and 2007 fiscal years. We are inspecting additional homes in order to determine whether they also contain the defective Chinese drywall. The outcome of these inspections may require us to increase our warranty reserve in the future. However, the amount of additional liability, if any, is not reasonably estimable. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us.

With respect to certain general liability exposures, including construction defect, Chinese drywall and related claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for various claims, which could cause our net income to decline.

The costs of insuring against construction defect, product liability and director and officer claims are high. This coverage may become more costly or more restricted in the future.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage. Our insurance may not cover all of the claims, including personal injury claims, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

A builder’s ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of our common stock will fluctuate. We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

•	the timing of home closings and land sales;

•	our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	raw material and labor shortages;

•	seasonal home buying patterns; and

•	other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict in Iraq, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

Risks Related to Ownership of Our Common Stock

Our stock price is volatile and could further decline.

The securities markets in general and our common stock in particular have experienced significant price and volume volatility over the past two years. The market price and volume of our common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the home building industry, or our operations or business prospects. In addition to the other risk factors discussed in this section, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;

•	factors influencing home purchases, such as availability of home mortgage loans and interest rates, credit criteria applicable to prospective borrowers, ability to sell existing residences, and homebuyer sentiment in general;

•	the operating and securities price performance of companies that investors consider comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

These risks could be further magnified by the large number of shares sold in this offering and the size of the Common Stock Offering. To the extent that the price of our common stock remains low or declines, our ability to raise funds through the issuance of equity or otherwise use our common stock as consideration will be reduced. This, in turn, may adversely impact our ability to reduce our financial leverage, as measured by the ratio of debt to total capital. As of September 30, 2009, our financial leverage was 88.4%. Continued high levels of leverage or further increases may adversely affect our credit ratings and make it more difficult for us to access additional capital. These factors may limit our ability to implement our operating and growth plans.

Future sales of our common stock or preferred stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales of substantial numbers of additional shares of common stock or preferred stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons. We cannot predict the effect that future sales of our common stock or preferred stock would have on the market price of our common stock.

Our certificate of incorporation limits the number of shares of common stock that we can issue to fund our operations and provide us with additional liquidity

Our amended and restated certificate of incorporation provides that we have authority to issue 80,000,000 shares of common stock and 5,000,000 shares of preferred stock. After giving effect to the Common Stock Offering, 57,819,273 shares of common stock would be outstanding. In addition, we will have reserved 4,811,252 shares of common stock issuable related to awards outstanding under our incentive compensation plans and our 4 5/8% Convertible Senior Notes due 2024 (the “Existing Convertible Notes”). As a result, we will have a very limited number of shares of common stock available to us to sell to fund our operations and provide us with additional liquidity, unless we amend our certificate of incorporation to increase the number of authorized shares.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. The board concluded that suspending dividends, which will allow us to conserve approximately $16 million of cash annually, was a prudent effort in light of the continued deterioration in the housing market. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2009, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in fiscal 2009 or fiscal 2008. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

Provisions in our certificate of incorporation and bylaws, the agreements governing our indebtedness and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our stockholders.

Provisions contained in our restated certificate of incorporation and bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

Non-U.S. holders who own, or in certain cases have owned, directly or constructively, more than 5% of our common stock will generally be subject to U.S. federal income tax on gain realized on the disposition of such stock.

Because we have significant U.S. real estate holdings, we believe that we may currently be or become a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes. As a result, a “non-U.S. holder” (as defined in “Material United States Federal Income Tax Considerations — Non-U.S. Holders”) will generally be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock if such non-U.S. holder has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (a) the five-year period ending on the date of disposition and (b) the non-U.S. holder’s holding period in such stock. Non-U.S. holders who may own, or may have owned, directly or constructively, more than 5% of our common stock should consult their own U.S. income tax advisors concerning the consequences of disposing of such stock.

Risks Related to the Notes

The notes have only limited debt holders rights.

Holder of notes will have only the limited rights described in this prospectus supplement and the accompanying prospectus. In particular, holders will not have the right to the repayment of the principal amount of the notes under any circumstances and instead, on the stated maturity date, each note, unless previously converted, will automatically convert to shares of our common stock at the conversion rate described herein. Furthermore, upon default, including in our bankruptcy or upon our failure to make interest payments on the notes, the sole remedy of holders of the notes will be the conversion of the notes into shares of our common stock and the payment of any accrued and unpaid interest plus a make whole amount based on the present value of all remaining interest payments.

In the event of our bankruptcy, liquidation or winding up, the notes will mandatorily convert into shares of our common stock. Holders of our common stock will have claims against our assets only after all of our liabilities have been paid in full, and following the satisfaction of any claims of any of our preferred stock, if any. In addition, the notes will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of the notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and holders of preferred stock, if any.

The notes will, at our election, be mandatorily converted into shares of common stock upon the occurrence of a covenant event.

Following the occurrence of a covenant event (as described under “Description of the Notes — Covenant Event Conversion at the Option of the Company”) and during the continuation thereof, we have the right to require holders to convert all, but not less than all, of the notes then outstanding for shares of our common stock at the maximum conversion rate of           shares per $25 principal amount of notes. In addition, for any notes that are so converted, we will either increase the conversion rate or deliver cash in an amount equal to the covenant event interest make-whole amount as described under “Description of the Notes — Covenant Event Conversion at the Option of the Company.” The increase in conversion rate may not compensate you for any loss you may incur as a result of the mandatory conversion.

Holders’ rights under the notes, including for the payment of interest, is subordinated to senior indebtedness.

Our obligations under the notes, including to pay interest and make other payments when due, are subordinated in right of payment to all existing and future senior indebtedness and, effectively, all existing and future liabilities (including trade payables) of our subsidiaries. By reason of such subordination of the notes, holders right to receive interest and any other payments will be subject to the prior claims of all senior indebtedness. See “Description of the Notes — Ranking.”

Certain terms of this offering may adversely impact our liquidity.

This offering will increase the amount of debt we have outstanding and the required on-going payments of interest we are required to make, which already are significant. As adjusted to give effect to the 2011 Notes Redemption and this offering, we estimate that as of September 30, 2009 we would have had approximately $1.43 billion of outstanding debt (net of unamortized discount of approximately $27.1 million), which we will be required to service.

Payments on our debt, including required interest payments on the notes, is dependent in part on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the making of interest payments on the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, or make interest payments on the notes.

The notes are not protected by covenants restricting the incurrence of indebtedness, the payment of dividends, or the issuance or repurchase of securities. We will have the ability to incur substantially more indebtedness, including secured indebtedness.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. If we and our subsidiaries incur significant additional indebtedness, the related risks that we face could intensify. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of specified corporate transactions or a fundamental change involving us except to the extent described under “Description of the Notes” herein under the subheadings “— Conversion Upon Fundamental Change” and “— Anti-dilution Adjustments.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will have the rights with respect to our common stock only if you receive our common stock upon conversion and only as of the date when you become an owner of the shares of our common stock upon such conversion. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock will dilute the ownership interest of our existing common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which may be volatile and will be affected by factors beyond our control.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors,” including under the subheading, “— Risks Related to Ownership of Our Common Stock,” and in “Forward-Looking Statements,” among others, many of which are beyond our control.

The notes may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the notes. For example, the market price of our common stock could become more volatile and could be depressed by investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the notes; possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us than owning shares of our common stock; and hedging or arbitrage trading activity that may develop involving the notes and our common stock.

Purchasers of the notes may not realize any or all of the benefit of an increase in the market price of our common stock.

The market value of our common stock that you will receive upon mandatory conversion of the notes on the stated maturity date will exceed $      per note, the principal amount per such note, only if the applicable market value, which is the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date, equals or exceeds the threshold appreciation price of $     . The threshold appreciation price for each series of notes represents an appreciation of approximately     % over the initial price. This means that the opportunity for equity appreciation provided by an investment in the notes is more limited than that provided by a direct investment in our common stock.

If the applicable market value of our common stock exceeds the initial price but is less than the threshold appreciation price, a holder of the notes will realize no equity appreciation on our common stock. Furthermore, if the applicable market value of our common stock exceeds the threshold appreciation price, the value of our common stock received upon conversion will be approximately     % of the value of our common stock that could have been purchased with $25 at the time of this offering.

You will bear the full risk of a decline in the market price of our common stock.

The number of shares of our common stock that you will receive upon conversion at maturity is not fixed, but instead will depend on the applicable market value of our common stock (or, in the event you elect to convert your notes in connection with a fundamental change, will depend on the stock price (as described under “Description of the Notes — Conversion Upon Fundamental Change”)). If you elect to convert prior to maturity, you will receive a fixed number of shares of common stock equal to the minimum conversion rate. If notes are converted pursuant to a covenant event, you will receive a fixed number of shares of our common stock equal to the maximum conversion rate. The aggregate market value of the shares of our common stock you receive upon conversion may be less than the principal amount of your notes. Specifically, if the applicable market value of our common stock is less than $     , which is the initial price, the market value of each share of our common stock you receive upon mandatory conversion will be less than $     , and your

investment in the notes will result in a loss. Accordingly, you will bear the full risk of a decline in the market price of our common stock. Any such decline could be substantial.

There may not be a liquid trading market for the notes.

The notes are an issuance of new securities and an active trading market for the notes may not develop. We have applied for listing of the notes on the New York Stock Exchange; however, we can give no assurance that the notes will be so listed. Each underwriter has advised us that it intends to make a market in the notes, but no underwriter is obligated to do so. Any underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the notes (or, if developed, than a liquid trading market for the notes will be maintained), that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Anti-dilution Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

Non-U.S. holders who own, or in certain cases have owned, directly or constructively, more than a certain ownership threshold may be subject to U.S. federal income tax on gain realized on the disposition of the notes.

Because we have significant U.S. real estate holdings, we believe that we may currently be or become a USRPHC for U.S. federal income tax purposes. As a result, a “non-U.S. holder” of the notes (as defined in “Material United States Federal Income Tax Considerations — Non-U.S. Holders”) will be subject to U.S. federal income tax on gain realized on a sale or other disposition of the notes if the non-U.S. holder exceeds certain ownership thresholds. Non-U.S. holders are urged to consult with their own tax advisors as to the application of the tax rules to their disposition of their notes.

The U.S. tax treatment of the notes could differ from what we expect in ways that could adversely affect U.S. holders.

As described in more detail under “Material United States Federal Income Tax Considerations,” below, we intend to treat the notes for U.S. federal income tax purposes as equity. Except where specifically indicated otherwise, the discussion under “Material United States Federal Income Tax Considerations” assumes such treatment. Such treatment, however, is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service (“IRS”) would not argue, or that a court would not hold, that the notes should be treated otherwise for U.S. federal income tax purposes. The IRS could assert or a court could hold that the notes should be treated differently for U.S. federal income tax purposes. For example, under one alternative treatment, the IRS could seek to treat the notes as subject to the Treasury regulations governing contingent payment debt instruments, which would affect the timing and character of income, gain and loss recognized by a U.S. holder. Under an alternative treatment, the IRS could seek to treat the notes as consisting of a prepaid forward contract to purchase our common stock at maturity or upon conversion. Such alternative treatments could result in adverse tax consequences and thus could adversely affect the value of the notes. U.S. holders are urged to consult their own tax advisors regarding possible alternative characterizations of the notes, and the resulting tax consequences.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in such documents will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•	the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in our Deferred Prosecution Agreement with the United States Attorney and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or write downs;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•	our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•	factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent Common Stock Offering will be approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full for the Common Stock Offering), after deducting underwriting discounts and estimated transaction expenses payable by us. However, there can be no assurance that the Common Stock Offering will be completed or what the terms will be.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Common Stock Offering, (i) to replenish funds used in connection with the 2011 Notes Redemption and (ii) for other general corporate purposes, including, without limitation, funding (or replenishing cash that has been used to fund) repurchases of our outstanding senior notes that we may make from time to time. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other invest-grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009 on an actual basis. This information has not been adjusted to give effect to the sale of the notes offered hereby, the use of proceeds therefrom as described under “Use of Proceeds” or to give further effect to the sale of common stock offered in the concurrent Common Stock Offering and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended September 30, 2009, as well as the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference. However, there can be no assurance that the Common Stock Offering will be completed or what the terms will be.

As of September 30, 2009
($ in thousands)

Cash, cash equivalents and restricted cash	$556,800

Debt:
Revolving credit facility	—
Senior notes
8 5/8% Senior notes due 2011	$127,254
8 3/8% Senior notes due 2012	303,599
6 1/2% Senior notes due 2013	164,473
6 7/8% Senior notes due 2015	209,454
8 1/8% Senior notes due 2016	180,879
Existing Convertible Notes	154,500
12% Senior secured notes due 2017	250,000
Junior subordinated notes	103,093
Other secured notes payable	12,543
Model home financing obligations	30,361
Unamortized debt discounts	(27,257)

Total debt	$1,508,899

Stockholders’ equity:
Common stock, $.001 par value; 80,000,000 shares authorized; 43,150,472 shares issued	43
Additional paid-in capital	568,019
Accumulated deficit	(187,538)
Treasury stock, at cost (3,357,156 shares)	(183,969)

Total stockholders’ equity	196,555

Total capitalization	$1,705,454

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the general description of the notes set forth in the accompanying prospectus under the heading “Description of Debt Securities and Guarantees.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general description of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement. In this description, “we,” “us,” “our,” the “Company,” or “Beazer” refer to Beazer Homes USA, Inc. and its subsidiaries on a consolidated basis, unless we state otherwise or the context indicates otherwise.

The following descriptions are a summary of the material terms of the notes and an indenture by and between Beazer and U.S. Bank National Association, as trustee, including the supplement to that indenture concerning the notes. This summary does not purport to describe all of, or to restate any of the terms of the notes or the indenture. We urge you to read the notes, the indenture and the supplemental indenture because those documents, and not this description, definitively set forth your rights as investors. You can obtain a copy of the indenture, the form of supplemental indenture and of the form of the notes by contacting us as described under “Where You Can Find More Information.”

General

The notes will be limited to $57.5 million in aggregate principal amount and will mature on January 15, 2013. Each note, unless previously converted, will automatically convert at maturity (whether the stated maturity date or the settlement date resulting from any acceleration of the notes following an event of default or as otherwise described herein) into a number of shares of our common stock at the conversion rate described herein. The notes will be issued in registered form, without coupons, and only in denominations of $25 and integral multiples of $25.

Interest on the notes will accrue at the rate of     % per year. We will pay interest on the notes quarterly in arrears on each January 15, April 15, July 15 and October 15, beginning April 15, 2010, to the persons in whose names the notes are registered at the close of business on the January 1, April 1, July 1 or October 1, respectively, immediately preceding the relevant interest payment date. If any date on which interest is payable is not a business day, we will pay interest on the next business day (without any interest or other payment resulting from the delay). Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. If the stated maturity date or any conversion date for the notes falls on a day that is not a business day, we will pay the interest on the next business day (without any interest or other payment resulting from the delay). The term “business day,” as used herein, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date on which interest has been paid, as the case may be, up to (but excluding) the interest payment date or the date of maturity or conversion, as the case may be.

Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of interest on the notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Ranking

The notes will be general, unsecured and subordinated obligations of Beazer Homes USA, Inc. and will not be guaranteed by any of our subsidiaries. The notes will be subordinate in right of payment to all of our existing and future senior indebtedness. In addition, the notes will effectively rank junior to any existing and future secured indebtedness that we may incur to the extent of the value of the assets securing such indebtedness.

“Senior indebtedness” means, with respect to Beazer:

•	all obligations for money borrowed;

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	indebtedness issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

•	indebtedness for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	any renewals, extensions, refundings, amendments or modifications of any of the obligations described above.

However, “senior indebtedness” does not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with, the notes, including, without limitation, the Company’s junior subordinated notes due 2036;

•	shares of our capital stock and all warrants, options or other rights to acquire shares of our capital stock (but excluding any debt security that is convertible into, or exchangeable for, shares of our capital stock, which may constitute senior indebtedness);

•	any indebtedness owed by us to any of our subsidiaries or affiliates; or

•	any trade payables.

Under the indenture, unless all principal of and any premium or interest on our senior indebtedness has been paid in full, no payment or other distribution in cash may be made in respect of the notes:

•	in the event of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving the Company or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that notes have been accelerated.

If the trustee or any holder of the notes receives any payment or distribution that is prohibited under the subordination provisions included in the indenture, then the trustee or the holder will have to repay that money to us, and we will remit any such payment to the holders of the senior indebtedness.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by our subsidiaries. As of September 30, 2009, we had outstanding approximately $1.4 billion of senior indebtedness and our subsidiaries had approximately $12.5 million of indebtedness that will be effectively senior to the notes. The indenture will not limit the amount of indebtedness we or our subsidiaries may incur, and we expect from time to time to incur additional indebtedness and other liabilities that will constitute senior indebtedness and, therefore, will be senior to the notes.

Mandatory Conversion

Each note, unless previously converted, will automatically convert on the stated maturity date into a number of shares of our common stock at the conversion rate described below. In addition to the shares of common stock issuable upon conversion of each note at its maturity, holders will have the right to receive an amount in cash equal to all accrued and unpaid interest on such notes up to (but excluding) the stated maturity date.

The conversion rate, which is the number of shares of our common stock deliverable upon conversion of each note on the applicable conversion date, will be as set forth below, subject in each case to adjustment as described under “— Anti-dilution Adjustments,” “— Conversion Upon Fundamental Change” and “Covenant Event Conversion at the Option of the Company” below:

•	if the applicable market value (as defined below) of our common stock is equal to or greater than $ , which we call the “threshold appreciation price,” then the conversion rate will be common shares per note (the “minimum conversion rate”), which is equal to $25 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than $ , which we call the “initial price,” then the conversion rate per note will be equal to $25 divided by the applicable market value of our common stock; or

•	if the applicable market value of our common stock is less than or equal to the initial price, then the conversion rate will be common shares per note (the “maximum conversion rate”), which is equal to $25 divided by such initial price.

The “threshold appreciation price” with respect to the notes represents approximately     % appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate for the notes collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price and the threshold appreciation price for the notes are each subject to adjustment as described under “— Anti-dilution Adjustments” below. When we refer to a note (or an amount per such note), we mean per $25 principal amount of such note.

Assuming the actual market value of the shares of our common stock we deliver to you at maturity of the notes is equal to the applicable market value of our common stock, the aggregate value you receive upon conversion will be:

•	greater than the principal amount per such note, if the applicable market value is greater than the threshold appreciation price;

•	equal to the principal amount per such note, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price; and

•	less than the principal amount per such note, if the applicable market value is less than the initial price.

Accordingly, the market price of the shares of common stock we deliver to you at maturity may be less than the principal amount of your notes.

“Applicable market value” means the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date.

The “closing price” of our common stock on any given date means:

•	the reported closing price on that date or, if no closing price is reported, the last reported sale price of shares of our common stock on the New York Stock Exchange on that date; or

•	if our common stock is not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock are so traded or, if no closing price is reported, the last reported sale price of shares of our common stock on the principal U.S. national or regional securities exchange on which our common stock is so traded; or

•	if our common stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or

•	if our common stock is not so quoted by Pink OTC Markets Inc. or a similar organization, the market value of our common stock on that date as determined by our board of directors.

All references herein to the closing price of our common stock and the last reported sale price of our common stock on the New York Stock Exchange shall be such closing price and such last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

A “trading day” is a day on which shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

We will not issue fractional shares upon conversion, as discussed under “— Fractional Shares” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the notes would receive upon mandatory conversion of each note at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below under “— Anti-dilution Adjustments.” The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $      and a threshold appreciation price of $          , a holder of the notes would receive on the mandatory conversion date the number of shares of our common stock per note, with a corresponding conversion value, set forth below:

Conversion Value
(Applicable Market
Value Multiplied by
	Number of Shares of	the Number of our
	our Common Stock to	Shares of Common
	be Received Upon	Stock to be Received
Applicable Market Value of our Common Stock	Conversion	Upon Conversion)

$
$
$
$
$
$
$

As the above chart illustrates,

•	if the applicable market value is greater than or equal to $ (the threshold appreciation price),we will be obligated to deliver shares of common stock for each note. As a consequence, we would receive the benefit of the % of the appreciation in market price above the threshold appreciation price and you would receive the benefit of the % of the appreciation in market price above the threshold appreciation price;

•	if the applicable market value is greater than $ (the initial price) and less than $ (the threshold appreciation price), we will be obligated to deliver a number of shares of our common stock having an applicable market value equal to $25 (the principal amount of a note). As a consequence, we would retain all of the benefit of the appreciation in the market price of the common stock; and

•	if the applicable market value is less than or equal to $ (the initial price), we will be obligated to deliver shares of common stock per note, regardless of the market price of our common stock. As a consequence, you will bear the full risk of a decline in market price of our common stock.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below), holders of the notes will have the right to convert their notes, in whole or in part, at any time prior to maturity, into shares of our common stock at the minimum conversion rate of           shares of common stock per note, subject in each case to adjustment as described under “— Anti-dilution Adjustments” below.

In addition to the number of shares of common stock issuable upon such conversion, each holder that elects to convert its notes prior to maturity will have the right to receive an amount equal to all accrued and unpaid interest on such converted notes up to the interest payment date that is on or immediately preceding the date of such optional conversion. Accrued and unpaid interest to (but not including) the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Except as described herein, upon any optional conversion of the notes, we will make no payment or allowance for unpaid interest on the notes.

If notes are converted after any regular record date but prior to the related payment date, holders of such notes at the close of business on such record date will receive the payment of interest on the related payment date notwithstanding the optional conversion.

Conversion Upon Fundamental Change

General.  If a fundamental change (as defined below) occurs prior to January 15, 2013, we will provide for the conversion of the notes by:

•	permitting holders to submit their notes for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “fundamental change effective date”) and ending on the earlier of (i) the stated maturity date and (ii) the date that is 20 days after the fundamental change effective date, in either case, at the conversion rate (the “fundamental change conversion rate”) specified in the table below; and

•	paying to converting holders the fundamental change interest make-whole payment or increasing the conversion rate in lieu thereof (as described below under “— Fundamental Change Interest Make-Whole Payment”).

We will notify holders, to the extent practicable, at least 20 days prior to the anticipated effective date of such fundamental change, of the anticipated fundamental change effective date and the corresponding fundamental change conversion period, but in any event not later than two business days following the Company becoming aware of the occurrence of a fundamental change. In addition, if we elect to deliver the fundamental change interest make-whole amount in shares of our common stock (as described below), such notice will indicate such election. A “fundamental change” will be deemed to have occurred at any time after the notes are originally issued upon the occurrence of any of the following:

•	our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; or

•	the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which:

•	90% or more of our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and

•	more than 10% of the cash, securities or other property consists of cash, securities or other property that are not, or upon issuance will not be, traded on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

Fundamental Change Conversion Rate.  The following table sets forth the fundamental change conversion rate per note for each hypothetical stock price and fundamental change effective date set forth below:

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$

January , 2010
January , 2011
January , 2012
January , 2013

The “fundamental change conversion rate” will be determined by reference to the table above, based on the fundamental change effective date and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in the second bullet of the definition of “fundamental change” (i.e., constituting an “acquisition”) in which the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock; and

•	otherwise, the average of the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day preceding the fundamental change effective date.

The stock prices set forth in the first row of the table above (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the notes are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “— Anti-dilution Adjustments.”

The exact stock price and fundamental change effective dates may not be set forth on the table, in which case:

•	if the applicable stock price is between two stock price amounts on the table or the fundamental change effective date is between two dates on the table, the fundamental change conversion rate will be determined by straightline interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the applicable stock price is in excess of $ per share (subject to adjustment as described above), then the fundamental change conversion rate will be the applicable minimum conversion rate, subject to adjustment; and

•	if the applicable stock price is less than $ per share (subject to adjustment as described above), then the fundamental change conversion rate will be the applicable maximum conversion rate, subject to adjustment.

Our obligation to deliver shares at the fundamental change conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Fundamental Change Interest Make-Whole Payment.

For any notes that are converted during the applicable fundamental change conversion period, in addition to the shares of common stock delivered upon conversion, we will either:

•	pay the holders of such notes, in cash, the sum (which we refer to as the “fundamental change interest make-whole amount”) of (a) an amount equal to any accrued and unpaid interest on the notes, and (b) the present value of all remaining interest payments on the notes through and including the stated maturity date; or

•	increase the number of shares of our common stock to be issued upon conversion by a number of shares of our common stock equal to the fundamental change interest make-whole amount divided by the stock price (as defined above).

The “present value” of the remaining interest payments will be computed using a discount rate equal to the treasury yield plus 50 basis points. “Treasury yield” means the weekly average yield at the time of computation for United States Treasury securities at constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the conversion date (or, if such Statistical Release is no longer published, any publicly available source for similar market data) most nearly equal to the then-remaining term to January 15, 2013;

provided, however, that if the then-remaining term to January 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the treasury rate will be obtained by straightline interpolation).

Covenant Event Conversion at the Option of the Company

Following the occurrence of a covenant event (as defined below) and during the continuation thereof, we have the right to require holders to convert all, but not less than all, of the notes then outstanding for shares of our common stock at the maximum conversion rate. We will provide notice of a covenant event and our election to specify a related mandatory conversion date as soon as practicable following the end of the fiscal quarter on which the covenant event has occurred (but in no event later than 10 days following our making such financial statement for such fiscal quarter publicly available), specifying the applicable mandatory conversion date, which notice shall be issued not less than 15 nor more than 45 days prior to the mandatory conversion date, by mail to the trustee, the paying agent and each holder of notes. Such notice shall specify whether we elected to deliver the covenant event interest make-whole amount (defined below) in cash or shares of our common stock.

In addition to the shares of common stock delivered upon conversion and any other amounts which may then be due to holders upon conversion (including for the avoidance of doubt under “— Fundamental Change Conversion Rate”), we will either

•	pay the holders of such notes, in cash, the sum (which we refer to as the “covenant event interest make-whole amount”) of (a) an amount equal to any accrued and unpaid interest on your notes, and (b) the present value of all remaining interest payments on your notes through and including the stated maturity date, calculated as described above under “— Fundamental Change Interest Make Whole-Payment;” or

•	increase the number of shares of our common stock to be issued on conversion by a number of shares of our common stock equal to the covenant event interest make-whole amount divided by the average of the closing prices of our common stock over the 5 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date.

A “covenant event” will have been deemed to occur and continue during any quarter if our consolidated tangible net worth (as defined below) shall be less than $85,000,000 as of the last day of the immediately preceding fiscal quarter. “Consolidated Tangible Net Worth” as of any date means the stockholders’ equity (including any Preferred Stock (as defined in the Company’s Indenture dated September 11, 2009 governing its 12% Senior Secured Notes due 2017 (the “Secured Notes Indenture”)) of the Company that is classified as equity under GAAP, other than Disqualified Stock (as defined in the Secured Notes Indenture) of the Company and its Restricted Subsidiaries (as defined in the Secured Notes Indenture) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets (as defined in the Secured Notes Indenture) reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

Early Redemption

We will not be permitted to redeem or cause the conversion of the notes before maturity, except as described under “— Covenant Event Conversion at the Option of the Company” above.

Conversion Procedures

Upon any mandatory conversion.  The persons entitled to receive the shares of common stock issuable upon any mandatory conversion of the notes (either at maturity or as a result of a covenant event or event of default) will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Prior to 5:00 p.m. New York City time on the mandatory conversion date, the shares of common stock issuable upon conversion of the notes will not be deemed to be outstanding for any purpose and noteholders will have no rights with respect to such shares of common stock by virtue of holding the notes, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock.

Upon optional conversion.  If you elect to convert your notes prior to the stated maturity date, in the manner described in “— Conversion at the Option of the Holder” or “— Conversion Upon Fundamental Change,” you must observe the following conversion procedures:

If you hold a beneficial interest in a global note, to convert you must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all taxes or duties, if any.

If you hold notes in certificated form, to convert you must:

•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the certificated notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes or duties, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

The person or persons entitled to receive the shares of common stock issuable upon optional conversion of the notes will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m. New York City time on the applicable conversion date, the shares of common stock issuable upon conversion of the notes will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock by virtue of holding the notes, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock.

Fractional shares.  No fractional shares of common stock will be issued to holders of the notes upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate principal amount of notes of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

•	in the case of a mandatory conversion or conversion in connection with a fundamental change, the average of the closing prices of our common stock over the 10 consecutive trading days immediately preceding the conversion date; or

•	in the case of each early conversion at the option of a holder, the closing price per share of our common stock on the second trading day immediately preceding the conversion date.

The number of shares or our common stock issuable to any holder upon conversion shall be computed on the basis of the aggregate principal amount of notes so surrendered by such holder.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(a) We issue common stock to all or substantially all of the holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

•	the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(b) We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants, and

•	the denominator of which shall be the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (b) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (b) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For the purposes of this clause (b), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(c) We subdivide or combine our common stock, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (c) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(d) We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets, excluding:

•	any dividend or distribution covered by clause (a) above;

•	any rights or warrants covered by clause (b) above;

•	any dividend or distribution covered by clause (e) below; and

•	any spin-off to which the provisions set forth below in this clause (d) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of our common stock.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the “ex-date” for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the closing prices of such securities for the ten consecutive trading day period ending on such fifteenth trading day), and

•	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this clause (d) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (d) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (d) during any conversion period in respect of the notes that have been tendered for conversion, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (d).

(e) We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of such distribution.

Any adjustment made pursuant to this clause (e) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (e) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(f) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i) the aggregate cash and fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date; and

(ii) the product of:

(1) the current market price of our common stock; and

(2) the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) on the expiration date

•	the denominator of which will be equal to the product of:

(i) the current market price of our common stock; and

(ii) the number of shares of our common stock outstanding immediately prior to the expiration time on the expiration date

Any adjustment made pursuant to this clause (f) shall become effective immediately after 5:00 p.m., New York City time, on the seventh trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (f) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (f). If an adjustment to each fixed conversion rate is required pursuant to this clause (f) during any settlement period in respect of the notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (f).

Except with respect to a spin-off, in cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities as to which clauses (d) or (e) above apply, applicable to one share of common stock, distributed to stockholders equals or exceeds the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the notes will be entitled to receive upon conversion, in addition to a number of shares of our common stock equal to the applicable conversion rate in effect on the applicable conversion date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted its notes immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution by the number of shares of our common stock equal to the minimum conversion rate in effect on the applicable conversion date.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any notes, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clauses (b), (d) in the event of an adjustment not relating to a spin-off and (e) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•	clause (d) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock is the average of the closing prices over the first ten consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution; and

•	clause (f) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the seventh trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets; any reclassification of our common stock into securities including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each note outstanding immediately prior to such reorganization event shall, without the consent of the holders of the notes, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its notes into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. The number of units of exchange property for each note converted following the effective date of such reorganization event will be determined by the applicable conversion rate then in effect on the applicable conversion date (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such notes are actually converted). The applicable conversion rate, in the case of a mandatory conversion, and the minimum conversion rate, in the case of an early conversion, shall be determined using the applicable market value of the exchange property, and such value will be determined with respect to any publicly traded securities that compose all or part of the exchange property, based on the closing price of such securities; in the case of any cash that composes all or part of the exchange property, based on the amount of such cash; and in the case of any other property that composes all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Considerations” in this prospectus supplement. In addition, non-U.S. holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations — Non-U.S. Holders” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the conversion rate in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the conversion rate no later than March 15 of each calendar year; provided further that on the earlier of the mandatory conversion date, an early conversion date and the effective date of a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued; or

(d) for a change in the par value or no par value of our common stock.

We will be required, within five business days after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the notes. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the mandatory conversion date. Because the applicable market value is an average of the closing prices of our common stock over a twenty consecutive trading day period, we will make appropriate adjustments to the closing prices prior to the relevant ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates that become effective during the period in which the applicable market value is being calculated.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the notes had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the notes to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the notes would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the notes.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon the conversion of the notes, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the notes then outstanding.

Events of Default

The following are “Events of Default” under the indenture:

(a) our failure to pay interest on any note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(b) our failure to issue shares of our common stock with respect to the conversion of any note at maturity, upon acceleration or otherwise;

(c) our failure to comply with any of our agreements or covenants in, or provisions of, the notes or the indenture and such failure continues for the period and after the notice specified below;

(d) the acceleration of any indebtedness (other than non-recourse indebtedness) of the Company or any of its subsidiaries that has an outstanding principal amount of $25.0 million or more in the aggregate;

(e) the failure by the Company or any of its subsidiaries to make any principal or interest payment in respect of indebtedness (other than non-recourse indebtedness) of the Company or any of its subsidiaries with an outstanding aggregate amount of $25.0 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

(f) a final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(g) the Company or any material subsidiary, pursuant to or within the meaning of any bankruptcy law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(h) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(i) is for relief against the Company or any material subsidiary as debtor in an involuntary case,

(ii) appoints a custodian of the Company or any material subsidiary or a custodian for all or substantially all of the property of the Company or any material subsidiary, or

(iii) orders the liquidation of the Company or any material subsidiary and the order or decree remains unstayed and in effect for 60 days.

A default as described in clause (c) above will not be deemed an Event of Default until the trustee notifies the Company, or the holders of at least 25% in principal amount of the then outstanding notes notify the Company and the trustee, of the default and the Company does not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

If an Event of Default shall have occurred and be continuing under the indenture, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the notes then outstanding by notice to the Company and the trustee, may declare all notes to be due and payable immediately (other than an Event of Default specified in clauses (g) and (h) above, in which case no declaration of acceleration or notice shall be required). Upon such acceleration, the notes will automatically convert into shares of our common stock as described under “— Mandatory Conversion” at the maximum conversion rate; such obligation, together with (i) all accrued and unpaid interest up to, but excluding, the date of acceleration and (ii) the present value of all remaining interest payments on the notes through and including the stated maturity date, shall become immediately due and payable. The holders of a majority in principal amount of the notes then outstanding by written notice to the trustee and the Company may waive such default or Event of Default (other than any default or Event of Default in payment of interest) on the notes under the indenture. Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of interest on the notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

The holders may not enforce the provisions of the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the indenture. The trustee may withhold from the holders notice of any continuing default or Event of Default if the trustee determines that withholding such notice is in the holders’ interest.

We are required to deliver to the trustee a quarterly statement regarding compliance with the indenture, and include in such statement, if any officer of the Company is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the indenture.

The Trustee

U.S. Bank National Association will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to the notes.

Listing

We have applied for listing of the notes on the New York Stock Exchange; however no assurance can by provided that the notes will be approved for listing.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York of the United States of America.

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Revolving Credit Facility — On August 5, 2009, we entered into an amendment to our secured revolving credit facility that reduced the size of the facility to $22 million (the “revolving credit facility”). The revolving credit facility is now provided by one lender. The revolving credit facility will continue to provide for future working capital and letter of credit needs collateralized by either cash or assets of Beazer at our option, conditioned upon certain conditions and covenant compliance. We also entered into three stand-alone, cash-secured, letter of credit agreements with banks to maintain the pre-existing letters of credit that had been under the prior revolving credit facility. As of September 30, 2009, we have secured all of our letters of credit under the three stand-alone facilities using cash collateral which required additional cash in restricted accounts of $48.3 million. The revolving credit facility contains certain covenants, including negative covenants and financial maintenance covenants, with which we are required to comply. Subject to our option to cash collateralize our obligations under the revolving credit facility upon certain conditions, our obligations under the revolving credit facility are secured by liens on substantially all of our personal property and a significant portion of our owned real properties.

Senior Notes — Our 2011 Notes, 8 3/8% Senior Notes due 2012 (the “2012 notes”), 6 1/2% Senior Notes due 2013 (the “2013 notes”), 6 7/8% Senior Notes due 2015 (the “2015 notes”) and 8 1/8% Senior Notes due 2016 (the “2016 notes” and, together with the 2011 Notes, the 2012 notes, the 2013 notes, the 2015 notes and the Existing Convertible Notes, the “senior notes”) are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. The senior secured notes (as defined below) are secured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the senior notes and are jointly and severally liable for obligations under the senior notes and the revolving credit facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer.

The indentures under which the senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2009, under the most restrictive covenants of each indenture, no portion of our retained earnings was available for cash dividends or for share repurchases. The indentures provide that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding senior notes. Specifically, each indenture (other than the indenture governing the Existing Convertible Notes) requires us to offer to purchase 10% of each series of senior notes at par if our consolidated tangible net worth (defined as stockholders’ equity less intangible assets as defined) is less than $85 million at the end of any two consecutive fiscal quarters. Such offer need not be made more than twice in any four-quarter period. If triggered and fully subscribed, this could result in our having to purchase 10% of outstanding senior notes one or more times, in an amount equal to $137.5 million for the first time based on the principal outstanding at September 30, 2009.

On October 26, 2007, we obtained consents from holders of our senior notes to approve amendments of the indentures under which the senior notes were issued. These amendments restrict our ability to secure additional debt in excess of $700 million until certain conditions are met and enable us to invest up to $50 million in joint ventures. The consents also provided us with a waiver of any and all defaults under the senior notes that may have occurred on or prior to May 15, 2008 relating to filing or delivering annual and quarterly financial statements. Fees and expenses related to obtaining these consents totaled approximately $21 million. Such fees and expenses have been deferred, and included in other assets in the unaudited condensed consolidated balance sheets incorporated herein by reference, and are being amortized as an adjustment to interest expense in accordance with EITF 96-19— Debtor’s Accounting for a Modification or Exchange of Debt Instruments.

On September 11, 2009, we issued and sold $250 million aggregate principal amount of our 12% Senior Secured Notes due 2017 (the “senior secured notes”) through a private placement. The indenture under which the senior secured notes were issued contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company or its restricted subsidiaries. Upon a change of control, as defined, the indenture requires us to make an offer to repurchase the senior secured notes at 101% of their principal amount, plus accrued and unpaid interest. If we sell certain assets and do not reinvest the net proceeds in compliance with the indenture, then we must use the net proceeds to offer to repurchase the senior secured notes at 100% of their principal amount, plus accrued and unpaid interest.

Prior to October 15, 2012, we may redeem the senior secured notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus the applicable premium amount as set forth in the indenture. Thereafter, we may redeem some or all of the senior secured notes at redemption prices set forth in the indenture. The senior secured notes are secured on a second priority basis by, subject to exceptions specified in the security documents and permitted liens, substantially all of the tangible and intangible assets of the Company and the guarantors of the senior secured notes, but excluding in any event the capital stock of any subsidiary or other affiliate held by the Company or any guarantor.

Existing Convertible Notes — In June 2004, we issued $180 million aggregate principal amount of the Existing Convertible Notes. The Existing Convertible Notes are not convertible into cash. We may at our option redeem for cash the Existing Convertible Notes in whole or in part at any time on or after June 15, 2009 at specified redemption prices. Holders have the right to require us to purchase all or any portion of the Existing Convertible Notes for cash on June 15, 2011, June 15, 2014 and June 15, 2019. In each case, we will pay a purchase price equal to 100% of the principal amount of the Existing Convertible Notes to be purchased plus any accrued and unpaid interest, if any, and any additional amounts owed, if any to such purchase date.

Junior Subordinated Notes — On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the revolving credit facility and the senior notes and will be subordinated to the notes offered hereby.

Other Secured Notes Payable — We periodically acquire land through the issuance of notes payable. As of September 30, 2009 and September 30, 2008, we had outstanding notes payable of $12.5 million and $50.6 million, respectively, primarily related to land acquisitions. These notes payable expire at various times through 2011 and had fixed and variable rates ranging from 4.8% to 9.0% at September 30, 2009. These notes are secured by the real estate to which they relate. During fiscal 2009, we had negotiated a reduced payoff of two of our secured notes payable and recorded a $20.1 million gain on debt extinguishment which is included in gain on extinguishment of debt in the Consolidated Statement of Operations in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, incorporated herein by reference.

The agreements governing these secured notes payable contain various affirmative and negative covenants. Certain of these secured notes payable agreements contain covenants that require us to maintain minimum levels of stockholders’ equity (or some variation, such as tangible net worth) or maximum levels of debt to stockholders’ equity. Although the specific covenants and related definitions vary among the agreements, further reductions in our stockholders’ equity, absent the receipt of waivers, may cause breaches of some or all of these covenants. Breaches of certain of these covenants, to the extent they lead to an acceleration, may result in cross defaults under our senior notes. The dollar value of these secured notes payable agreements containing stockholders’ equity-related covenants totaled $12.5 million at September 30, 2009. There can be no assurance that we will be able to obtain any future waivers or amendments that may become necessary without significant additional cost or at all. In each instance, however, a covenant default can be cured by repayment of the indebtedness.

Model Home Financing Obligations — Due to a continuing interest in certain model home sale-leaseback transactions, we have recorded $30.4 million and $71.2 million of debt as of September 30, 2009 and September 30, 2008, respectively, related to these “financing” transactions in accordance with SFAS 98 (as amended), Accounting for Leases. These model home transactions incur interest at a variable rate of one-month LIBOR plus 450 basis points, 4.8% as of September 30, 2009, and expire at various times through 2015.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “BZH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each fiscal quarter indicated, as reported on the New York Stock Exchange. No dividends were declared on our common stock during such quarters.

	High	Low

Fiscal 2010
First Quarter	$6.06	$3.90
Second Quarter (through January 4, 2010)	5.28	4.86

Fiscal 2009
First Quarter	$6.76	$1.13
Second Quarter	1.71	0.24
Third Quarter	3.95	0.87
Fourth Quarter	6.93	1.36

Fiscal 2008
First Quarter	$12.49	$7.00
Second Quarter	11.44	4.53
Third Quarter	12.40	5.02
Fourth Quarter	9.34	3.36

On January 4, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $5.26 per share. As of January 4, 2010, our common stock was held of record by approximately 252 holders.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2009, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in fiscal 2009 or fiscal 2008. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consequences of the ownership and disposition of the notes acquired in this offering for the original price. This summary only applies to notes held as capital assets and does not discuss all the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances or to holders subject to special rules, such as

•	financial institutions;

•	insurance companies;

•	tax-exempt investors;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	U.S. holders that own, directly, indirectly, or constructively, 10% or more of the total combined voting power of the company’s stock;

•	dealers in securities or currencies or traders in securities or currencies electing to mark their positions to market for tax purposes;

•	persons that will hold the notes as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction for U.S. federal income tax purposes; or

•	former citizens or residents of the United States.

Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement of notes. Each prospective purchaser should consult its tax adviser with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of the notes who for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the law of the United State or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax adviser as to its tax consequences.

This description is based on the Internal Revenue Code (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the conclusions expressed herein.

ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

Characterization of the Notes

We intend to treat the notes for U.S. federal income tax purposes as equity. Except as specifically indicated otherwise, the remainder of this discussion assumes the correctness of such treatment. Such treatment, however, is not binding on the IRS or the courts, and there can be no assurance that the IRS would not argue, or that a court would not hold, that the notes should be treated otherwise for U.S. federal income tax purposes. The IRS could assert or a court could hold that the notes should be treated differently for U.S. federal income tax purposes. For example, under one alternative treatment, the IRS could seek to treat the notes as subject to the Treasury Regulations governing contingent payment debt instruments, which would affect the timing and character of income, gain and loss recognized by a U.S. holder. Under an alternative treatment, the IRS could seek to treat the notes as consisting of a prepaid forward contract to purchase our common stock at maturity or upon conversion. Such alternative treatments could result in adverse tax consequences and thus could adversely affect the value of the notes. U.S. holders are urged to consult their own tax advisors regarding possible alternative characterizations of the notes, and the resulting tax consequences.

U.S. Holders

Distributions on Notes and Common Stock

Although the U.S. federal income tax characterization of the payments of interest on the notes is not clear, the Company will treat such payments as distributions made with respect to outstanding equity. In accordance with such treatment, distributions paid on the notes or on our common stock, other than certain pro rata distributions of common shares paid on our common stock, will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. To the extent that the amount of any distribution paid on the notes or our common stock exceeds our current and accumulated earnings and profits attributable to the notes or our common stock, the distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the notes or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. Distributions taxable as dividends received by corporate U.S. holders will generally be eligible for the dividends-received deduction, subject to various conditions and limitations. The benefits of the dividends-received deduction to a corporate U.S. holder may be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate U.S. holders’ taxable income, holding period of the notes or common stock, and debt financing. Under current law, provided certain holding period and other requirements are satisfied, dividends received by U.S. holders that are individuals generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011.

U.S. holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange, or other disposition of the notes (other than conversion into common stock) or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and a U.S. holder’s adjusted tax basis in the notes or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the notes or our common stock exceeds one year. Under current law, net long-term capital gain recognized in tax years beginning prior to January 1, 2011 by U.S. holders that are individuals is subject to a reduced maximum tax rate of 15%. The deductibility of capital losses is subject to limitations.

Conversion of Notes Into Common Stock

A U.S. holder generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the notes, except that cash received in lieu of a fractional common share will result in capital gain or loss in an amount equal to the difference between the amount of cash received and the amount of the U.S. holder’s adjusted tax basis allocable to the fractional common share.

The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the notes converted (including the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). The holding period of common stock received on conversion will generally include the period during which the converted note was held prior to conversion.

The tax treatment of the payment of a fundamental change interest make-whole amount, covenant event interest make-whole amount or other similar interest make-whole amounts is uncertain. In the event U.S. holders convert their notes and we pay a U.S. holder a fundamental change interest make-whole amount, covenant event interest make-whole amount or other similar interest make-whole (“make-whole payment”), we intend to treat the payment as a distribution with respect to our notes, treated as a taxable dividend to the extent paid out of our current or accumulated earnings and profits, as described above under “U.S. Holders — Distributions on Notes and Common Stock.” Under this characterization, the U.S. holder would be taxable on the payment received even if it realized a loss on its conversion of the notes into our common stock. It is possible that under an alternative characterization, a holder should be taxable in respect of make-whole payments payable in cash, but only to the extent of gain realized by the holder on the conversion.

U.S. holders should be aware that the IRS or a court may treat such make whole payments differently. U.S. holders are urged to consult their own tax advisors with respect to the tax treatment of such make-whole payments.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances. U.S. Treasury Regulations promulgated under Section 305 of the Code may treat a U.S. holder of the notes as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. Holders — Distributions on Notes and Common Stock” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of the notes to the extent of our current and accumulated earnings and profits. In addition, any other increase in the conversion rate of the notes (or certain failures to make an adjustment) may, depending on the circumstances, be deemed to be a distribution to the U.S. holders of the notes and possibly to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the notes, however, will generally not be considered to result in a constructive dividend distribution.

U.S. holders are urged to consult their own tax advisors regarding possible alternative characterizations of the notes, and the resulting tax consequences.

Information Reporting and Backup Withholding

Payment on the notes and shares of common stock, and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) a U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, a U.S. holder provides a correct taxpayer identification number and certify that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The term “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of the notes that is not a U.S. holder. The term non-U.S. holder does not include any of the following holders: a holder who is an individual present in the United States for 183 days or more in the taxable year and who is not otherwise a resident of the United States for U.S. federal income tax purposes; certain former citizens or residents of the United States; or a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Distributions

Dividends (including any constructive dividends as described above under “U.S. Holders — Constructive Distributions” and the make-whole amount if treated as a dividend for U.S. federal income tax purposes) paid to a non-U.S. holder with respect to the notes or our common stock will generally be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty so long as the non-U.S. holder can provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. If, however, the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder, such dividends will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). If we are a “U.S. real property holding corporation” as described below, distributions to non-U.S. holders that are not dividends will be subject to withholding of U.S. federal income tax at a 10% rate. Any such withholding tax will be creditable against the non-U.S. holder’s U.S. income tax liability, and a non-U.S. holder may be able to claim a refund for any such withholding taxes imposed on return of capital distributions up to the non-U.S. holder’s adjusted tax basis in our shares, if such non-U.S. holder files a federal income tax return.

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend, see “U.S. Holders — Constructive Distributions” above. Any constructive dividend deemed paid to a non-U.S. holder will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. It is possible that U.S. federal tax on the constructive dividend would be withheld from interest or make-whole amount paid to the non-U.S. holder of the notes. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Sale or Other Disposition

Any gain realized on the disposition of the notes or our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value its trade or business and real property assets).

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, because we own significant real estate, we may currently be or become a USRPHC. As a result, certain non-U.S. holders may be subject to U.S. federal income tax on gain realized on a sale or other disposition of the notes or common stock. However, a non-U.S. holder of the notes will not be subject to U.S. federal income tax or withholding on any gain from the sale of the notes or the common stock if our common stock continues to be traded on an established market and the non-U.S. holder does not exceed certain ownership thresholds. The rules related to dispositions of interests in USRPHCs are complex and we urge non-U.S. holders to consult their own tax advisors regarding the potential application of these rules to their situations.

Conversion Into Common Stock

Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the notes, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under “Non-U.S. Holders — Sale or Other Disposition.” Additionally, non-U.S. holders that receive make whole payments should be treated as described above under “Non-U.S. Holders — Distributions.” The tax treatment of such amount is uncertain; however, we intend to withhold 30% of such amount as described above under “Tax Consequences to Non-U.S. Holders — Distributions.”

Constructive Distributions

As described above under “U.S. Holders — Constructive Distributions,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. Holders — Dividends.”

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the payment on the notes at maturity, distributions with respect to notes or the common stock, as well as in connection with the proceeds from a sale, exchange or other disposition of the notes or common stock. A non-U.S. holder may be subject to backup withholding in respect of amounts paid to the non-U.S. holder, unless such non-U.S. holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption. If a beneficial owner of a note or shares of common stock (or a financial institution holding the notes or stock on behalf of a beneficial owner) furnishes an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person, the certification requirement necessary to avoid the backup withholding will be satisfied. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering, we are offering 18,000,000 shares of our common stock (or a total of 20,700,000 shares if the underwriters therefor exercise in full their over-allotment option to purchase additional shares) pursuant to a separate prospectus supplement. We expect to raise approximately $      million in aggregate gross proceeds from the two offerings (or approximately $           million if the underwriters exercise their over-allotment option in full). However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. Completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering.

For a description of our common stock, please see “Description of Capital Stock” contained in the accompanying prospectus.

UNDERWRITING

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount of
Underwriter	Notes

Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
Moelis & Company LLC

Total	$50,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes. The completion of this offering is not contingent on the completion of the offering of the common stock, and the completion of the offering of the common stock is not contingent on the completion of this offering.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $      per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement to purchase up to $7.5 million additional aggregate principal amount of notes at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount of notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Citi and Credit Suisse, offer, sell or contract to sell, or otherwise dispose of directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us, or dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Citi and Credit Suisse, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citi and Credit Suisse in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

We have applied for listing of the notes on the New York Stock Exchange; however, no assurance can be provided that the notes will be approved for listing. The notes are a new issue of securities and there is currently no trading market for the notes. Each underwriter has advised us that it intends to make a market in the notes, but no underwriter is obligated to do so. Any underwriter may discontinue any market making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Beazer Homes USA, Inc.
	No Exercise	Full Exercise

Per note	%	%

We estimate that our total expenses for this offering (excluding underwriting discounts and commissions) will be approximately $400,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the over-allotment option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the over-allotment option.

•	Covering transactions involve purchases of notes either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their over-allotment option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the company’s affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, Citigroup Global Markets Inc. is the lead arranger and bookrunner under our revolving credit facility and an affiliate of Citigroup Global Markets Inc. is the administrative agent and a lender under our revolving credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering memorandum and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

CONFLICT OF INTEREST

Because UBS Securities LLC who is participating in this offering will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, this offering is being conducted in compliance with Rule 2720 of FINRA. Neither Citigroup Global Market Inc. nor Credit Suisse Securities (USA) LLC, who will act as joint book-running managers, nor any of their respective affiliates have a conflict of interest as defined in Rule 2720. Therefore, a qualified independent underwriter will not be necessary for this offering. UBS Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to prospective purchasers upon request to us) for complete information with respect to those documents. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We are subject to the informational requirements of the Exchange Act and accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

In addition, our common stock is traded as “BZH” on the New York Stock Exchange. Because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Current Reports on Form 8-K, filed on November 16, 2009, November 23, 2009, December 17, 2009 and December 22, 2009;

•	the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the issuance of notes and shares of common stock issuable upon conversion of the notes offered by this prospectus supplement, will be passed upon by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BEAZER HOMES USA, INC.

$750,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Stock Purchase Contracts
Stock Purchase Units
Guarantees of Debt Securities

Beazer Homes USA, Inc. may offer, from time to time, up to $750,000,000 in aggregate initial offering price of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts or stock purchase units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “BZH.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 3 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. For a more detailed description of the risks and uncertainties involved, you should also carefully consider the statements contained in, or incorporated by reference to, our filings with the Securities and Exchange Commission. Factors that could lead to material changes in our performance may include, but are not limited to:

•	the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in the Deferred Prosecution Agreement and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•	our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•	factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Current Reports on Form 8-K filed on November 16, 2009 and November 23, 2009;

•	the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

BEAZER HOMES USA, INC.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include the retirement or refinancing of indebtedness under our outstanding debt securities. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,
	2009	2008	2007	2006		2005

Ratio of Earnings to Fixed Charges(1)(2)	—	—	—	5.45	x	6.91x

(1)	The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of (loss) income from continuing operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discount, and that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2009, 2008 and 2007 were insufficient to cover fixed charges by $41 million, $542 million and $428 million, respectively.

(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture and the form of subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•	the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•	the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•	whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•	holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•	holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust officer of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•	any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•	the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•	it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•	it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•	it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•	it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•	participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•	distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•	with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; to comply with or qualify the indentures under the Trust Indenture Act; or to reflect a guarantor ceasing to be liable on the guarantees because it is no longer a subsidiary of the Company.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Beazer Homes USA, Inc. consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without stockholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law or by other applicable law. In addition, to the fullest extent authorized by Delaware law, we will advance funds to certain directors and officers sufficient for the payment of all expenses in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding. The indemnification and advancement of expenses provided in our bylaws shall be deemed independent of, and is deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. In addition, our bylaws provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

In addition, we have entered into indemnification agreements with each of our executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under our directors’ and officers’ insurance programs.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “BZH.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Kenneth F. Khoury, our General Counsel. As of November 1, 2009, Kenneth F. Khoury held (A) 66,672 restricted shares of our common stock, and (B) 100,007 options to purchase shares of our common stock, none of which options are fully vested. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement. Mr. Khoury’s address is the same as our principal executive offices.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income taxes on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$50,000,000

Beazer Homes USA, Inc.

     % Mandatory Convertible
Subordinated Notes due 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

January   , 2010

Citi
Credit Suisse
Deutsche Bank Securities
UBS Investment Bank
Moelis & Company